Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements Nos. 333‑259777 & 333-102552 on Form S-3 and registration statements Nos.333-224941, 333-194954, 333-189239, 333-123001 and 333-122999 on Form S-8 of Essex Property Trust, Inc. of our reports dated February 25, 2022, with respect to the consolidated financial statements and financial statement Schedule III of Essex Property Trust, Inc. and subsidiaries and Essex Portfolio, L.P. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
San Francisco, California
February 25, 2022